Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of April, 2004 (the “Effective Date”), by and between THE MILLS CORPORATION, a Delaware corporation (the “Company”), and Laurence C. Siegel (“Executive”).

Recitals

R-1                              The Company is engaged directly and indirectly in the business of developing, constructing, leasing, financing and managing super regional value-oriented retail and entertainment-based shopping centers, malls, strip centers and other commercial properties.

R-2                              Executive currently is employed by the Company in the capacity of Chief Executive Officer and Chairman of the Company’s Board of Directors pursuant to an employment agreement dated April 1, 2000 (the “Prior Agreement”), and has considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally and equitably bound, hereby agree as follows:

1.                                       Employment; employment Period.

1.1                                 Employment.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and conditions set forth in this Agreement.

1.2                                 Employment Period.  The term of Executive’s employment under this Agreement shall be the period commencing on the Effective Date and ending on December 31, 2008 (the “Employment Period”); provided that, commencing on January 1, 2009, and on each January 1 thereafter, the Employment Period shall automatically be extended for one (1) year unless either party has given written notice of non-renewal to the other party at least ninety (90) days prior to the then scheduled expiration of the Employment Period, and each such extension shall, ipso facto, become part of (and incorporated into) the Employment Period for all purposes of this Agreement; and provided, further, that Executive’s employment hereunder may be terminated prior to the end of the Employment Period as provided in Section 6 hereof.

2.                                      Duties.  During the Employment Period, Executive shall hold the position of Chief Executive Officer and Chairman of the Board of Directors of the Company.  In such capacity, Executive shall perform the duties and responsibilities normally inherent in such capacities in corporations of the size and nature of the Company, the duties and responsibilities in effect for Executive’s position as of the Effective Date, and such other duties, not inconsistent with Executive’s position as Chief Executive Officer and Chairman of the Board of Directors of the Company, as may reasonably be assigned during the Employment Period by the Company’s Board of Directors (the “Board of Directors”).

3.                                      Performance of Duties/Standard of Care.  During the Employment Period, Executive shall act at all times in the best interests of the Company and diligently discharge his duties and responsibilities to the Company under this Agreement.  Without limiting the generality of the foregoing, Executive shall at all times abide strictly by the policies of the Company including, without limitation, The Mills Corporation Code of Business Conduct and Ethics as it may be amended from time to time in the Company’s sole discretion (the “Code of Conduct”).  Such duties shall be rendered at the principal office of the Company and Executive shall travel to other places as the interests, needs, business or opportunity of the Company shall require.  During the Employment Period, Executive agrees to devote his full business time, attention and energies to the Company’s business and not to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage, except that Executive may serve in charitable or philanthropic capacities or positions and serve as a director of other companies which do not directly or indirectly compete with the Company with the prior consent of the Board of Directors (which consent shall not be unreasonably withheld), in each case so long as such activities comply with the Code of Conduct, are not injurious to the Company and do not interfere with the performance of Executive’s duties hereunder.  Schedule 1 attached hereto and made a part hereof contains a list of directorships to which the Board of Directors has consented.  In connection with the performance of his duties hereunder, Executive shall at all times seek to exercise the highest degree of loyalty to the Company and shall comply with the highest standards of conduct in the performance of his duties.  Subject to compliance with the Code of Conduct and the provisions of this Agreement, this Section 3 shall not be construed to prevent or prohibit Executive from managing his personal assets or investments as long as such activities do not interfere with the performance of Executive’s duties hereunder.

4.                                      Compensation and Expenses.

4.1                               Base Salary.  The Company shall pay to Executive, during the Employment Period, an annual base salary (the “Base Salary”) in accordance with the Company’s normal payroll practice applicable to senior executives.  The Base Salary shall be calculated at the rate of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) in 2004, One Million Seven Hundred Thousand Dollars ($1,700,000) in 2005, One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) in 2006, One Million Eight Hundred Thousand Dollars ($1,800,000) in 2007 and One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) in 2008.

4.2                               Annual Bonus Program.

(a)                                  During each calendar year of the Employment Period, Executive will be eligible to participate in the Company’s annual short-term performance incentive plan applicable to senior executives, as such plan may exist from time to time (the “PIP”).  Executive’s target annual bonus award under the PIP for each calendar year of the Employment Period will be equal to Executive’s Base Salary for such calendar year (each, a “Target Annual Bonus”).  The amount of the actual annual bonus, if any, awarded to Executive under the PIP with respect to any calendar year during the term (each an “Annual Bonus Award”) shall be determined in accordance with the terms of the PIP as administered by the Committee of the Board of Directors having responsibility for executive compensation matters (the “Executive Compensation Committee”) after considering any input received from Executive as part of Executive’s annual review.  All decisions regarding the criteria to be used to determine awards under the PIP (which may consist of both corporate and individual performance factors and metrics), the amount, if any, to be awarded to Executive under the PIP with respect to any calendar year during the Employment Period and interpretations of the terms of the PIP shall be made solely and exclusively by the Executive Compensation Committee in its discretion; provided, however, that in determining Executive’s Annual Bonus Award, if any, with respect to any calendar year during the Employment Period, the corporate (as opposed to individual) performance factors and metrics that are taken into account and the percentage of the award that is based on corporate and individual performance factors shall be the same for Executive as those applied to other senior executives of the Company.  The Company reserves the right to change, alter, or terminate the PIP at any time in its sole discretion; provided, that no such change, alteration or termination shall adversely affect Executive’s rights under this Agreement, or with respect to any Annual Bonus Award made prior to the date of such change, alteration or termination, without Executive’s prior written consent; and provided, further, that if no PIP is in place with respect to any calendar year during the Employment Period, then a substitute target annual short-term performance incentive award shall be established for Executive with respect to such calendar year, with a value equal to Executive’s annualized Base Salary for such year, having terms conforming with this Section 4.2(a) and otherwise having substantially similar vesting, performance and payment terms to those applicable under the then most recent Annual Bonus Award made to Executive.  If earned, such substitute short-term compensation award shall be payable in cash.

(b)                                 Each Annual Bonus Award shall be paid to Executive in cash when the Company customarily pays annual bonus awards to other senior executives under the PIP, but no later than June 30 of the year following the calendar year with respect to which the Annual Bonus Award relates.

4.3                               Long Term Incentive Plan.  Executive will be eligible to participate in the Company’s long term incentive plan applicable to senior executives, as such plan may exist from time to time (the “LTIP”).  Executive’s target annual award under the LTIP with respect to each calendar year during the Employment Period (each, a “Target LTIP Award”) will be equal to two (2) times Executive’s Base Salary for such calendar year.  The amount of the actual LTIP Award, if any, made to Executive with respect to any calendar year during the Employment Period (each an “LTIP Award”) shall be determined in accordance with the terms of the LTIP as administered by the Executive Compensation Committee after considering any input received from Executive as part of Executive’s annual review.  All decisions regarding the criteria to be used to determine LTIP Awards (which may consist of both corporate and individual performance factors and metrics), the actual amount of the LTIP Award, if any, with respect to any calendar year during the Employment Period, the form of payment of such awards (which may be in cash, shares of Company Stock or a combination thereof, or any other medium chosen by the Executive Compensation Committee after considering any input received from Executive as part of Executive’s annual review), and interpretations of the terms of the LTIP shall be made solely and exclusively by the Executive Compensation Committee in its discretion; provided, however, that in determining the amount of Executive’s LTIP Award with respect to any given calendar year during the Employment Period (i) the corporate (as opposed to individual) performance factors and metrics that are taken into account, and (ii) the percentage of the award that is based on individual performance factors shall be the same for Executive as those applied to the LTIP awards made to other senior executives for the same calendar year.  The Company reserves the right to change, alter or terminate the LTIP at any time in its sole discretion; provided, that no such change, alteration or termination shall adversely affect Executive’s rights under this Agreement or under any LTIP Award made prior to the date of such change, alteration or termination; and provided, further, that if no LTIP is in place with respect to any calendar year during the Employment Period, then a substitute target performance-based long-term compensation award with a value equal to two (2) times Executive’s Base Salary for such year shall be established for Executive with respect to such calendar year, with terms conforming to the provisions of this Section 4.3 and otherwise having substantially similar vesting and performance terms to those applicable under the then most recent LTIP Award made to Executive.  If earned, such substitute long-term compensation award shall be payable in cash.

4.4                               Intentionally Omitted.

4.5                               Expense Reimbursement Policy.  During the Employment Period, the Company shall reimburse Executive for all ordinary and reasonable business expenses paid by Executive in connection with the performance of his duties under this Agreement in accordance with and subject to the Company’s expense reimbursement policies then in effect for senior executives.

4.6                               Grantor Trust.  The Company shall establish a grantor (or “rabbi”) trust for the benefit of Executive (the “Trust”) into which Executive may elect to have the Company deposit, not later than the vesting date applicable to such compensation,  all or any portion of any cash compensation paid to Executive under the terms of this Agreement, including without limitation any Base Salary, Annual Bonus Awards, LTIP Awards payable in cash, or cash-settled equity awards provided to Executive under the terms of this Agreement; provided, however, that Executive has made a timely election to have the income attributable to any such compensation deferred until a later date in accordance with applicable tax rules.  Upon the making of any deferral election, Executive shall specify the payment schedule for distribution to him of such cash compensation that has been earned or vested in accordance with the provisions of this Agreement and the Company shall promptly deliver such payment schedule to the trustee under the Trust.  The Trust shall be established by the Company prior to the Effective Date and shall contain terms substantially similar to those set forth in Exhibit A attached hereto, except that the Company may make any changes to the terms of the Trust reasonably necessary for its proper administration, including, but not limited to, changes to ensure the appropriate tax consequences to Executive and the Company, provided such changes do not affect the rights of Executive thereunder in any materially adverse manner.

5.                                      Personnel Policies and Benefits.

5.1                               Benefits Generally.  During the Employment Period, Executive shall be entitled to participate in all benefit programs, policies or plans adopted by the Company and applicable to senior executives on the same basis as the other senior executives of the Company, as such programs, policies or plans may be interpreted, adopted, revised or deleted from time to time by the Company in its sole discretion; provided, however, that health care and hospitalization benefits for Executive shall include spouse and dependent care coverage. All matters of eligibility for coverage or benefits under any such benefit programs, policies or plans shall be determined in accordance with the provisions of the applicable program, policy or plan.  The Company reserves the right to change, alter, interpret or terminate any such programs, policies or plans at any time in its sole discretion.

5.2                               Additional Benefits.  In addition to the benefits provided pursuant to Section 5.1:

(a)                                  Subject to Executive satisfying applicable underwriting criteria imposed by the insurance carrier, the Company shall pay for life insurance coverage on Executive’s life with a minimum benefit of Five Million Dollars ($5,000,000), provided the Company is able to obtain a life insurance policy at reasonable rates, using commercially reasonable efforts, that fully insures this minimum benefit to Executive; and

(b)                                 Executive shall also be entitled to receive from the Company, during the Employment Period, benefits in addition to those provided pursuant to the Company programs, policies and plans described in Section 5.1 above, having a value of up to Fifty Thousand Dollars ($50,000) per annum, including co-pays and other non-covered medical or dental benefits, hospitalization benefits, disability benefits, club memberships or unreimbursed transportation expenses or any other benefits or perquisites reasonably selected by Executive and approved by the Executive Compensation Committee; provided, however, that, if the benefits provided pursuant to this Section 5.2(b) in any full calendar year have been less than the annual limitation in this Section 5.2(b), then additional benefits in the amount of any such excess shall carry forward during the Employment Period and may be provided to Executive during any subsequent calendar year of the Employment Period.

5.3                               Personnel Policies.  Except as otherwise provided herein, Executive’s employment shall be subject to the personnel policies that apply generally to the Company’s senior executives, as the same may be interpreted, adopted, revised or deleted from time to time during the Employment Period by the Company in its sole discretion.

6.                                      Termination.

6.1                               Payment of Accrued But Unpaid Amounts Upon Termination.  Notwithstanding any provision in this Agreement to the contrary, in the event of termination of Executive’s employment for any reason during the Employment Period, Executive or his beneficiaries or estate (as provided in Section 10.2) shall be entitled to receive, in addition to any other payments or benefits required to be made or provided under the remaining provisions of this Article 6, within fourteen (14) days after the effective date of termination:

(a)                                  any accrued but unpaid Base Salary for services rendered by Executive to the Company prior to the effective date of termination;

(b)                                 any earned but unpaid Annual Bonus Awards for calendar years that have ended prior to the year of termination;

(c)                                  reimbursement of any accrued but unpaid expenses required to be reimbursed under this Agreement that were incurred by Executive prior to the effective date of termination;

(d)                                 payment for any accrued but unpaid vacation time to the extent consistent with Company policy in effect at the time of termination;

(e)                                  any amounts deposited in the Trust on behalf of Executive at Executive’s election; and

(f)                                    any earned but unpaid LTIP Awards.

Except as specifically provided in this Agreement and under the terms of any incentive compensation and benefit plans in effect and applicable to Executive on the effective date of termination, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit of the Company after such termination and all other obligations of the Company and rights of Executive under this Agreement shall terminate effective as of the effective date of termination.

6.2                               Termination Due to Death.  Executive’s employment with the Company shall automatically terminate upon Executive’s death.  From and after the date of death, the Company shall have no further obligation to pay any Base Salary to Executive.  Notwithstanding the foregoing, in the event of such termination:

(a)                                  the entitlement of any beneficiary of Executive to benefits under any benefit plan described in Section 5.1 or 5.2 hereof shall be determined in accordance with the provisions of such plan;

(b)                                 vesting of stock options and any other equity-based compensation awards not covered by Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant documents; provided, however, that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred;

(c)                                  any LTIP Awards that are not covered by Section 6.1 above will be treated in accordance with the LTIP as then in effect; and

(d)                                 the Company shall pay to Executive’s beneficiary or estate (as provided in Section 10.2), within ninety (90) days after the effective date of termination, a lump sum cash payment equal to (i) Executive’s Base Salary in effect as of the date of Executive’s death and (ii) Executive’s Target Annual Bonus for the year in which the termination occurs.

6.3                               Termination by the Company Due to Disability.

(a)                                  If Executive becomes “Disabled” (as defined below) during the Employment Period, the Company shall have the right to terminate Executive’s employment, which termination shall become effective upon a date not less than thirty (30) calendar days following the date that written notice of such termination is given to Executive.  From and after the effective date of such termination, the Company shall have no further obligation to pay any Base Salary to Executive.  Notwithstanding the foregoing, in the event of such termination:

(i)                                     the entitlement of Executive to benefits under any benefit plan described in Section 5.1 or 5.2 hereof shall be determined in accordance with the provisions of such plan;

(ii)                                  vesting of stock options and any other equity-based compensation awards not covered by Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant documents; provided, however that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred;

(iii)                               any LTIP Awards that are not covered by Section 6.1 above will be treated in accordance with the LTIP as then in effect; and

(iv)                              the Company shall pay to Executive, within ninety (90) days after the effective date of termination, a lump sum cash payment equal to the sum of (i) Executive’s Base Salary in effect as of the effective date of termination and (ii) Executive’s Target Annual Bonus for the year in which the termination occurs.

(b)                                 The term “Disabled” or “Disability” shall mean that (i) Executive has been unable, notwithstanding such reasonable accommodations as may be required by applicable law, to engage in the essential functions of his position with the

Company due to a disability, as determined by the Executive Compensation Committee upon receipt of and in reliance on independent competent medical advice, for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months, or (ii) the Executive Compensation Committee has reasonably determined, upon receipt of and in reliance on independent competent medical advice, that Executive is unlikely to be able, notwithstanding such reasonable accommodations as may be required by applicable law, to engage in the essential functions of his position with the Company due to a disability for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months.

6.4                               Voluntary Termination by Executive.  Executive may terminate his employment at any time during the Employment Period without Good Reason (as defined in Section 6.7) by giving the Company written notice of Executive’s intent to terminate not less than one hundred and twenty (120) calendar days before the effective date of such termination; provided, however, that the required notice period shall be reduced to sixty (60) days in the event Executive’s voluntary termination is not for the purpose of taking alternative employment.  From and after the effective date of such termination, the Company shall have no further obligation to pay any Base Salary to Executive.  In the event of such termination:

(a)                                  the entitlement of Executive to benefits under any benefit plan described in Section 5.1 or 5.2 shall be determined in accordance with the provisions of such plan;

(b)                                 all unvested equity or equity-based compensation awards shall be forfeited by Executive; and

(c)                                  any LTIP Awards that are not covered by Section 6.1 or Section 6.4(b) above will be treated in accordance with the LTIP as then in effect.

6.5                               Termination by the Company without Cause. The Board of Directors may terminate Executive’s employment at any time during the Employment Period for reasons other than death, Disability or Cause upon written notice to Executive, which notice shall specify the effective date of termination and which effective date shall be no less than thirty (30) calendar days after the date of such notice.  Subject to satisfaction by the Company of its obligations set forth in this Section 6.5, from and after the effective date of such termination, the Company shall have no further obligation to pay any Base Salary to Executive.  In the event of such termination, except as provided in Section 6.8 with respect to termination within twenty-four (24) months after a Change in Control, Executive shall be entitled to the payments and benefits described in the following paragraph, contingent upon executing and returning to the Company (and not revoking) a release of claims in substantially the form attached hereto as Exhibit B within the time permitted by the Company (which permitted time period shall not be less than twenty-one (21) days).

Within fifteen (15) days following the effective date of such termination (or if later, eight (8) days after Executive provides an executed release of claims which he is obligated to deliver as described above, and as long as such release of claims is not revoked by Executive during the seven (7)-day period following its execution by Executive), the Company shall pay to Executive (a) a lump sum cash payment equal to (i) two (2) times the sum of (A) Executive’s Base Salary in effect as of the effective date of such termination, (B) Executive’s Target Annual Bonus for the year in which the termination occurs and (C) Executive’s Longevity Bonus, and (ii) a pro rata cash payment of Executive’s Target Annual Bonus for the year of termination based on service from commencement of the applicable bonus year through the date of termination.  For purposes of this Section 6.5 and Sections 6.7 and 6.8 below, the term “Longevity Bonus” shall mean the amount set forth in Part A of Schedule 2 attached hereto opposite the calendar year in which termination occurs, which amount is designed to reward Executive for his cumulative years of service as Chief Executive Officer of the Company, as reflected in Part B of Schedule 2; provided, that, if Executive’s employment is terminated on any date other than January 1 of any given calendar year, the Longevity Bonus shall include a pro rata amount for the year of termination based on service from commencement of such year through the date of termination.  In addition, the vesting of stock options and other equity-based compensation awards not covered under Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant documents; provided, however, that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred.  Any LTIP Awards not covered by Section 6.1 above will be treated in accordance with the LTIP as then in effect.  The entitlement of Executive to benefits under any benefit plan described in Section 5.1 or 5.2 hereof shall be determined in accordance with the provisions of such plan; provided, however, that, subject to the last sentence of this Section 6.5, the Company shall provide, at its expense, continued participation in any medical insurance and dental insurance plans in which Executive or his dependents participated as of the effective date of termination for two (2) years following the effective date of termination at the same coverage level as in effect as of the effective date of termination, but subject to such modifications as shall be established for senior executives of the Company.  As a condition to receiving such continued coverage, Executive may be required to elect continuation coverage under “COBRA” under the terms of the applicable plans, in which case the Company shall reimburse Executive for the cost of such continued coverage at the same coverage level as in effect as of the date of termination subject to such modifications as shall be established for senior executives of the Company.

6.6                               Termination by the Company for Cause.

(a)                                  Subject to Section 6.6(d), the Board of Directors of the Company may terminate Executive’s employment at any time during the Employment Period for “Cause”, which termination shall be effective immediately upon written notice to Executive.

(b)                                 For purposes of this Agreement and notwithstanding any other provision of this Agreement, “Cause” shall mean any of the following:  (i) Executive commits an act of fraud or embezzlement with respect to the Company or any of its affiliates; (ii) Executive is convicted of, or enters a plea of guilty or nolo contendere to, any felony; (iii) Executive is grossly negligent in carrying out his duties hereunder and such gross negligence has a material adverse effect on the Company, provided that, if such gross negligence is curable, such gross negligence shall not constitute “Cause” unless and until Executive fails to cure such gross negligence within thirty (30) days after written notice is given to Executive by the Company, specifying in reasonable detail the claimed gross negligence of Executive; or (iv) Executive willfully fails to perform his duties under this Agreement (other than as a result of incapacity due to physical or mental illness), provided that, if such failure is curable, such failure shall not constitute “Cause” unless and until Executive fails to cure such failure within thirty (30) days after written notice is given to Executive by the Company specifying in reasonable detail the claimed failure of Executive; and provided, further, that an act or failure to act will be considered “willful” only if done or omitted to be done in good faith and without reasonable belief that such act or omission was in the best interests of the Company.

(c)                                  From and after the effective date of such termination, the Company shall have no further obligation to pay any Base Salary to Executive.  In the event of such termination:

(i)                                     the entitlement of Executive to benefits under any benefit plan described in Section 5.1 or 5.2 shall be determined in accordance with the provisions of such plan;

(ii)                                  any unvested stock options or equity-based compensation awards shall be forfeited by Executive; and

(iii)                               any LTIP Awards that are not covered by Section 6.1 or Section 6.6(c)(ii) above will be treated in accordance with the LTIP as then in effect.

(d)                                 Any determination of Cause under this Agreement shall be based on Executive’s efforts, not his quality of performance, and shall be made by a resolution duly adopted by the affirmative vote of at least two-thirds (2/3) of the members of the Board of Directors (not including Executive if Executive is a member of the Board of Directors) at a meeting of the Board of Directors called and held for that purpose; provided that Executive shall have been given written notice of such meeting by certified mail at least ten (10) business days prior to the meeting and shall have been given the opportunity to be heard by the Board of Directors before such resolution is passed.  Any failure by the Company to follow the procedures set forth in this Section 6.6(d) in connection with a termination of Executive’s employment shall result in such termination being deemed to be a termination by the Company without Cause under Section 6.5; provided, however, that neither the provision of notice to Executive that a Board meeting will be held to determine whether there is grounds for a “Cause” termination, nor the holding of such meeting, shall be construed as a notice of termination pursuant to Section 6.5 or Section 6.6(a).

6.7                               Termination by Executive for Good Reason.

(a)                                  Executive may terminate his employment hereunder at any time during the Employment Period for “Good Reason” (as hereinafter defined) by providing the Company with written notice of termination within ninety (90) days after Executive knows that an event constituting “Good Reason” has occurred.  Such notice of termination shall state the effective date of termination, which effective date shall not be less than thirty (30) days from the date of such notice, except in the case of any event described in subparagraph 6.7(b)(ii) below, in which case such termination shall be effective immediately upon delivery of such notice.  If Executive terminates his employment under this Section 6.7 for Good Reason (a “Termination for Good Reason”), and a Change in Control (as defined in Section 7.1) has not occurred within the twenty-four (24)-month period preceding the effective date of termination, Executive shall be entitled to receive the payments and benefits Executive would be entitled to receive under Section 6.5 following a termination of employment by the Company without Cause, subject to providing a release of claims as described therein.

(b)                                 “Good Reason” shall mean the occurrence of any one or more of the following events without the express written consent of Executive, if, in the case of the events described in subparagraph 6.7(b)(ii) below, the Company shall have failed to correct or remedy such event within thirty (30) days following receipt of written notice from Executive describing in reasonable detail such event and demanding correction or remedy:

(i)                                     The relocation of Executive’s principal office to a location that is more than fifty (50) miles from the Company’s current or future Washington, D.C. area headquarters;

(ii)                                  A reduction by the Company in, or failure by the Company to pay, any Base Salary required to be paid hereunder, or failure by the Company to pay or provide for any earned Annual Bonus or any other material earned compensation or benefits required to be paid or provided for under this Agreement, in each case when due;

(iii)                               A change in Executive’s responsibilities or titles or any other action by the Company which represents a material diminution of Executive’s position, status or authority except in connection with or as a result of a termination of Executive’s employment pursuant to any provision of this Section 6; or

(iv)                              The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and perform the obligations of the Company hereunder, as contemplated by Section 11.1.

Executive shall also be entitled to voluntarily terminate his employment with the Company for any reason by giving not less than five (5) days’ advance written notice to the Company of his intention to terminate his employment within the thirty (30)-day period commencing on the first anniversary of a Change in Control of the Company (as defined in Section 7.1 hereof) and any such termination shall be considered a termination for Good Reason for purposes of this Agreement.  The continued employment of Executive after an event constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason, until the passage of ninety (90) days after Executive knew that an event constituting Good Reason has occurred without delivery by Executive of a written notice of termination for Good Reason, as provided above.

6.8                               Termination after a Change in Control.  If the Company terminates Executive’s employment for reasons other than death, Disability or Cause or Executive timely terminates his employment for Good Reason, and such termination occurs during the Employment Period and within twenty-four (24) months after a Change in Control, then, from and after the effective date of such termination, the Company shall have no further obligation to pay any Base Salary to Executive and, in lieu of any severance amounts payable under Section 6.5 or 6.7, whichever would otherwise apply, Executive shall be entitled to the payments and benefits described in the following paragraph, contingent upon executing and returning to the Company (and not revoking) a release of claims in substantially the form attached hereto as Exhibit B within the time permitted by the Company (which permitted time period shall not be less than twenty-one (21) days).

Within fifteen (15) days following the effective date of such termination (or if later, eight (8) days after Executive provides an executed release of claims as described above, as long as such release of claims is not revoked by Executive during the seven (7)-day period following its execution by Executive), the Company shall pay to Executive:  (a) a lump sum cash payment equal to (i) two (2) times the sum of (A) Executive’s Base Salary in effect as of the effective date of such termination, (B) Executive’s Target Annual Bonus for the year in which the termination occurs and (C) Executive’s Longevity Bonus and (ii) a pro rata cash payment of Executive’s Target Annual Bonus for the year of termination based on service from commencement of the applicable bonus year through the date of termination.  In addition, the vesting of stock options and other equity-based compensation awards not covered by Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant agreements; provided, however, that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred.  Any LTIP Awards not covered by Section 6.1 hereof will be treated in accordance with the LTIP as then in effect.  The entitlement of Executive to benefits under any benefit plan described in Section 5.1 or 5.2 shall be determined in accordance with the provisions of such plan; provided, however, that, subject to the last sentence of Section 6.5, the Company shall provide, at its expense, continued participation in any medical insurance and dental insurance plans in which Executive or his dependents participated as of the effective date of termination for two (2) years following the effective date of termination, as described in Section 6.5.

6.9                               Termination by Mutual Consent; Expiration of Term.  If at any time during the Employment Period, the parties by mutual consent decide to terminate Executive’s employment or this Agreement on a basis other than that set forth in this Agreement, they shall do so only by separate written agreement setting forth the terms and conditions of such termination.

6.10                        Cooperation with the Company after Termination of Employment.  Following termination of Executive’s employment for any reason, Executive shall cooperate with the Company in all matters relating to any litigation in which the Company is or becomes involved, and in the winding up of his pending work on behalf of the Company, including, but not limited to, the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.  The Company agrees to reimburse Executive for any time and reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the termination of his employment.

7.                                      Change in Control.

7.1                               Definition of “Change in Control.”  A “Change in Control” of the Company shall be deemed to have occurred as of the first day on which any one or more of the following conditions shall have been satisfied:

(a)                                  The acquisition of beneficial ownership, as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a single transaction or series of related transactions (by tender offer or otherwise), of more than fifty percent (50%) of the voting securities of the Company by a single person or entity (other than the Company or any direct or indirect wholly-owned subsidiary of the Company, any employee benefit plan of the Company or any trustee or other fiduciary or committee thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company prior to such acquisition) or “group” within the meaning of Section 13(d)(3) of the Exchange Act, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof; or

(b)                                 There shall be consummated any consolidation, merger,  business combination or reorganization involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation); or

(c)                                  The individuals who constituted the Company’s Board of Directors as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors of the Company; provided, however, that individuals whose election, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered, for purposes of this Agreement, members of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Company’s Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(d)                                 There shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not a direct or indirect wholly-owned subsidiary of the Company, including, without limitation, any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (on a consolidated basis) that includes the assets of The Mills Limited Partnership, a Delaware limited partnership (the “Operating Partnership”); or

(e)                                  The Company (or its successor) no longer serves as the sole general partner of the Operating Partnership other than as a result of (i) the merger of the Operating Partnership with the Company or a subsidiary of the Company, (ii) the redemption of all limited partnership interests in the Operating Partnership by the Operating Partnership or the purchase of all such limited partnership interests by the Company,  or (iii) the liquidation, dissolution or winding up of the Operating Partnership.

Notwithstanding anything in this Agreement to the contrary, a Change in Control shall be deemed not to have occurred with respect to Executive (a) if Executive is involved as an officer, director, employee, agent, finder, consultant, partner, investor, creditor or principal, or in any other individual or representative capacity whatsoever, with an entity that acquires an interest in the Company in a transaction that otherwise would constitute a Change in Control and, pursuant to a written or unwritten agreement or understanding with such entity entered into prior to or in connection with such transaction (a “Change in Control Agreement”), Executive receives or has the right to receive a material economic benefit as a result of or in connection with such transaction (other than compensation granted or awarded to Executive by the Company in the ordinary course of business consistent with past practice pursuant to this Agreement or solely as a result of his then-current ownership interest in the Company), or (b) if any of the foregoing transactions occurs with any employee benefit plan of the Company, any affiliate of the Company, or any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company prior to the event that would otherwise constitute a Change in Control.  For purposes of this Section 7.1, a “material economic benefit” shall mean any compensation, payment, beneficial ownership interest in the Company or another entity that is party to any of the foregoing transactions, or other economic benefit, that has a value equal to or greater than forty percent (40%) of Executive’s Base Salary in effect as of the effective date of the Change in Control; provided, however, that if this Agreement is terminated as a result of or in connection with such transaction, the amount of compensation paid or payable pursuant to this Agreement shall be deducted from any compensation paid or payable pursuant to a Change in Control Agreement in calculating whether Executive receives or has the right to receive a material economic benefit as a result of or in connection with such transaction.

8.                                      Confidentiality and Non-competition.

8.1                               Post-Employment Obligations.  Unless Executive obtains the prior written approval of the Company:

(a)                                  Executive shall not, at any time during the Employment Period and for a period of twenty four (24) months following the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary, or whether due to the expiration, non-renewal or termination of this Agreement, directly or indirectly:

(i)                                     engage either individually or as an officer, director, employee, agent, consultant, partner, investor (excluding passive investments in voting securities of a publicly traded entity aggregating less than five percent (5%) of any such entity’s total outstanding voting securities), creditor, principal or otherwise, in the predevelopment, development, redevelopment, operation, management or leasing of any type of retail or entertainment-based shopping centers, malls, strip centers or other commercial properties, the provision of related services or in any other businesses then carried on by the Company in any way that would compete with the business activities then carried on by the Company anywhere in the world; provided, however, that ownership of the interests referred to in Exhibit C hereto shall not be deemed to violate this Section 8.1(a)(i); and provided, further, that retail or entertainment-based shopping centers, malls, strip centers or other commercial properties with an aggregate square footage of less than 250,000 square feet shall be deemed not to compete with the business activities of the Company for purposes of this Section 8.1(a)(i).

(ii)                                  cause, solicit, entice or induce any employee of the Company or any employee of any affiliate of the Company to leave the employ of the Company or such affiliate, to interfere in any manner with the business of the Company or any such affiliate or to accept employment with, or compensation from, Executive or any person, entity or business with which Executive is associated or affiliated or by whom Executive is employed; or

(iii)                               use any Proprietary Property (as defined below) of the Company or any of its affiliates or any other information obtained from the Company or any of its affiliates for any purpose other than in connection with the performance of Executive’s duties for the Company under this Agreement.

(b)                                 Executive shall not, at any time during or after the Employment Period, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) regarding the Company or any of its affiliates or any members of their respective managements or the business affairs or performance of the Company or any of its affiliates or any of the respective managements.  The Company shall not at any time during or after the Employment Period make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding Executive or his performance to anyone who is not an officer, director or employee of the Company or any of its affiliates.  For purposes of this Section 8.1(b), a statement or remark shall be deemed to have been made by the Company only if it is made or authorized by a member of the Board of Directors or executive management of the Company.  Nothing in this Section 8.1(b) shall be construed to limit any person’s ability to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena or court order.

8.2                               Confidentiality Covenants.  Executive acknowledges that, in the course of his employment with the Company, the Company has provided and will provide Executive with, and Executive has had and will have access to, material, non-public information and other materials and information that constitute trade secrets or other intellectual property or proprietary material of the Company (“Proprietary Property”).  Such Proprietary Property includes, but is not limited to, information (regardless of the form or medium in which such information is stored or contained) not generally known in the retail shopping center industry regarding the operations, market, structure, processes, techniques, marketing plans, strategies, forecasts, new products or services, systems, financial information, budgets, projections, plans, drawings, specifications, licenses, prices, costs, or employees of the Company and/or its clients, tenants, prospective clients or prospective tenants or the identity of, or the Company’s relationship with, its clients, tenants, prospective clients or prospective tenants and all other information and materials developed by Executive or other employees of the Company in connection with their activities for or on behalf of the Company and/or developed through the use of the Company’s resources, including trademarks, copyrights and other intellectual property.  Such Proprietary Property shall be the sole and exclusive property of the Company.  Executive shall have no right, title or interest in and to the Proprietary Property.  Executive covenants and agrees that, during the Employment Period and for a period of thirty-six (36) months thereafter, Executive shall not, directly or indirectly, communicate, disclose or divulge to, or use for the benefit of Executive or any other person (other than the Company), or to the disadvantage of the Company, the Proprietary Property or any information in any way relating to the Proprietary Property, without the prior written consent of the Company.  Executive further covenants and agrees that he shall not, at any time, including any time after expiration of the 36-month period following termination of his employment, directly or indirectly, communicate, disclose or divulge to, or use for the benefit of Executive or any other person (other than the Company), or to the disadvantage of the Company, any Proprietary Property that then constitutes material, non-public information without the prior written consent of the Company.  Notwithstanding anything herein to the contrary, (i) any disclosure of Proprietary Property made by Executive pursuant to valid legal process (including, but not limited to, a subpoena or court order) shall not be considered a violation of this Section 8.2 so long as Executive has promptly notified the Company of his receipt of such process and provided the Company with an opportunity to contest the validity of the process; and (ii) the term “Proprietary Property” shall not include any information that becomes public by any means other than a breach by Executive of this Agreement or is rightfully disclosed to Executive by a third party without restriction and not in violation of any duty of confidentiality owed to the Company.

8.3                               Covenants Concerning Return of Company Property.  Upon demand by the Company and/or upon termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary or whether due to the expiration, non-renewal or termination of this Agreement, Executive shall promptly deliver to the Company all Proprietary Property and all other property and materials, belonging to the Company, including, without limitation, all lists of and information pertaining to the Company’s clients, tenants, prospective clients or prospective tenants, but excluding materials distributed to employees of the Company generally and relating to Executive’s rights and obligations as an employee of the Company.

8.4                               Certain Acknowledgments.  Executive acknowledges and agrees that:

(a)                                  As a key management person, Executive is involved, on a high level, in the development, implementation and management of the Company’s development strategies and plans.  By virtue of Executive’s unique and sensitive position and special background, employment of Executive by a competitor of the Company at any time while the covenants set forth in Section 8.1 are in effect represents a serious competitive danger to the Company, and the use of Executive’s talent and knowledge and information about the Company’s business strategies can and would constitute a valuable competitive advantage over the Company;

(b)                                 Enforcement of the covenants set forth in this Section 8 hereof will not prevent Executive from earning a living in the real estate industry;

(c)                                  The Company has made a substantial investment in Executive and the Company’s business;

(d)                                 The restrictions provided in this Section 8 are reasonable, proper and necessary for the Company’s protection; and

(e)                                  This Agreement is not intended to restrict Executive from performing work in a role that does not compete with the then-current business of the Company.

8.5                               Enforcement and Remedies.

(a)                                  If a court of competent jurisdiction finds Section 8, or any of its restrictions, to be ambiguous, unenforceable and/or invalid, Executive and the Company agree that such court shall (i) in the case of ambiguity, read Section 8 as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law for the protection of the Company’s business interests; and (ii) in the case of unenforceability or invalidity, eliminate such enforceable or invalid provisions from this Agreement to the extent necessary to permit the remaining provisions to be enforced to the maximum extent permitted for the protection of the Company’s business interests.

(b)                                 Executive acknowledges that it may be impossible to assess the monetary damages incurred by his violation of this Section 8, or any of its terms, and that any threatened or actual violation or breach of this Section 8, or any of its terms, will constitute immediate and irreparable injury to the Company.  Executive expressly agrees that, in addition to any and all other damages and remedies available to the Company as a result of Executive’s breach of Section 8, the Company shall be entitled to an injunction restraining Executive from violating or breaching Section 8 or any of its terms.

8.6                               Publication of this Agreement to Subsequent Employers or Business Associates.  Executive agrees that, if Executive is offered employment or the opportunity to enter into any business venture as an owner, partner, consultant or in any other capacity in the businesses or industries covered by Section 8 of this Agreement while the restrictions described in Section 8 of this Agreement are in effect, Executive will inform the offeror of the existence of Section 8 of this Agreement and provide the offeror with a copy thereof.  Executive authorizes the Company to provide a copy of relevant provisions of this Agreement to any of the persons or entities described herein and to make such persons aware of Executive’s obligations under this Section 8.

9.                                      Director’s and Officer’s Liability Insurance.  The Company shall, at its sole cost and expense, provide Executive with director’s and officer’s liability insurance coverage with respect to services rendered during the Employment Period in an amount not less than $10,000,000.

10.                               Assignment.

10.1                        Assignment by the Company.  This Agreement may, and shall be, assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes for the “Company” under the terms of this Agreement (other than for the purpose of determining whether a Change in Control has occurred under Section 7.1).  Notwithstanding such assignment, the Company (if it survives) shall remain, with such successor, jointly and severally liable for all its obligations hereunder.  Except as herein provided, this Agreement may not otherwise be assigned by the Company.

10.2                        Assignment by Executive.  The services to be provided by Executive to the Company pursuant to this Agreement are personal to Executive, and Executive’s duties may not be assigned by Executive; provided, however, that this Agreement shall inure to the benefit of and shall be enforceable by Executive’s personal or legal representatives, executors and administrators, heirs, distributees, devisees and legatees.  Unless otherwise required by law, if Executive dies while any amounts payable to Executive hereunder remain outstanding, all such amounts shall be paid in accordance with the terms of this Agreement to the beneficiary designated in writing to the Company prior to his death or, if Executive has not designated a beneficiary or the designated beneficiary does not survive Executive, to Executive’s estate.

11.                               General Provisions.

11.1                        Notice.  Any notice required or permitted hereunder shall be made in writing (a) by actual delivery of the notice into the hands of the party thereunder entitled, (b) by the mailing of the notice in the United States first class mail, certified or registered mail, return receipt requested, all postage prepaid or (c) by nationally recognized overnight delivery service and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

To the Company:                                                                                                    The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

Attn: President & Chief Operating Officer

with copies to:                                                                                                                  The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

Attn: General Counsel

and

Karen A. Dewis, Esquire

McDermott, Will & Emery

600 13th Street, NW

Washington, DC  20005

To Executive:                                                                                                                        Laurence C. Siegel

10017 Bentcross Drive

Potomac, Maryland  20854

With a copy to:                                                                                                             Stefan F. Tucker, Esquire

Venable LLP

575 7th Street, NW

Washington, DC  20004

The notice shall be deemed to be received in case (a) on the date of its actual receipt by the party entitled thereto, in case (b) on the third business day following the date of its mailing and in case (c) on the next business day following the date of its delivery to such nationally recognized overnight delivery service.

11.2                        Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon (a) the Company unless made in writing and signed by an officer of the Company duly authorized by the Board of Directors of the Company or (b) Executive unless made in writing and signed by him.

11.3                        Non-Waiver of Breach.  No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

11.4                        Severability.  If any provision or portion of this Agreement, with the exception of Sections 1, 2 and 4, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

11.5                        Tax Withholding.  The Company may withhold from any payments to Executive under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.6                        Governing Law.  To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the internal substantive laws of the State of Delaware, without regard to its conflict-of-laws or choice-of-law principles.

11.7                        Effect on Prior Agreement.  As of the Effective Date, the Prior Agreement shall be deemed terminated and of no further force or effect without any consequence to Executive or the Company of any kind and the Prior Agreement shall be deemed superseded and replaced for all purposes by this Agreement; provided, however, that the Company’s obligations to make payments to Executive pursuant to Section 3 of the Prior Agreement with respect to the 2003 calendar year, including, but not limited to, (a) the payment of Executive’s Annual Bonus for calendar year 2003 if and to the extent earned, (b) Executive’s eligibility to receive certain LTIP Awards with respect to his performance during calendar year 2003 or prior calendar years, if and to the extent such LTIP Awards are earned, and (c) Executive’s right to carry over certain benefits pursuant to Section 3(d)(iii) of the Prior Agreement, shall remain in full force and effect.

11.8                        Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, along with the Indemnification Agreement dated as of April 24, 1994 between the Company and Executive, contain all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter hereof, whether oral or written.  To the extent this Agreement conflicts with any terms, conditions or agreements set forth in any Company plan, policy or manual, the terms of this Agreement shall govern.

11.9                        Headings.  Numbers and titles to paragraphs and sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

11.10                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be and constitute one and the same instrument.

11.11                 Survival beyond Termination.  Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations contained in Sections 6, 8 and 11.5 shall survive termination of Executive’s employment, whether voluntary or involuntary and whether due to the expiration, non-renewal or termination of this Agreement, and be binding regardless of the reason for termination of employment.  Executive covenants that if Executive should ever seek to avoid his obligations under Section 6.10, Section 8 or Section 11.5 because Executive contends that such restrictions are unenforceable as written for any reason, Executive shall provide notice to the Company in accordance with the provisions of Section 11.1 of this Agreement setting forth in detail the reasons that Executive believes such restrictions to be unenforceable.

11.12                 Knowing and Voluntary Execution.  Each of the parties hereto has carefully read and considered all of the terms of this Agreement, including Section 8 and the restrictions contained in it.  Each of the parties has freely, willing and knowingly entered into this Agreement with the intent to be bound by it.

11.13                 Prevailing Parties.  In the event that either the Company or Executive is successful in whole or in part in any legal or equitable action against the other party under this Agreement (either as determined by a court of competent jurisdiction pursuant to a final, non-appealable order or as agreed to by the parties pursuant to a duly executed settlement agreement), the prevailing party in any such dispute shall be entitled to receive a reimbursement of his or its reasonable attorneys’ fees and related costs associated with resolving such dispute.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

The Company:	THE MILLS CORPORATION
a Delaware corporation

	By:	/s/ Charles R. Black, Jr.
Charles R. Black, Jr.
Chairman, Executive Compensation Committee

Executive:		LAURENCE C. SIEGEL

/s/ Laurence C. Siegel